Exhibit 99.1

XsunX Business and Technology Update

Aliso Viejo, CA –June 20, 2012

Good morning,

In our previous update, we shared with you that the CIGSolar™ co-evaporation system performed to specifications in vendor testing and that we were very excited to announce that the system was being prepared for shipment.

Now the CIGSolar™ co-evaporation system is ready for shipment to our newly leased facility located in Irvine, California. The facility is close to major freeways and an airport providing us with outstanding logistical capabilities. It also has the necessary electrical requirements so only minor improvements will be required to allow us to establish the necessary gas and wet processing permits.

This new facility also provides us with ample room, increasing our current usable area substantially while only adding marginally to our operating costs. The facility fits our technology licensing model and the manufacturing premise that CIGSolar™ cell production lines are well suited for cost-efficient, smaller facilities.

Our focus now will be on completing our move and the final assembly of the CIGSolar™ co-evaporation system in the facility. The goal is to conduct the first round of our customer visits as soon as possible. We will provide more information and updates about the new facility as the CIGSolar™ tool is delivered and we complete our move.

In an effort to provide the best possible environment for marketing and supporting the CIGSolar™ co-evaporation system with potential customers, we anticipate adding to our staff and have initiated a new webpage for career opportunities where we have begun to post available positions. As progress unfolds, we plan to add to the list of available positions so please check back and provide our web address to qualified people you might know.

Thanks again for your time, support, and interest. Have a great week.

The XsunX Team

To learn more about XsunX’s’ breakthrough technology please visit http://www.xsunx.com , and follow us on Twitter and Facebook.

Safe Harbor Statement: Matters discussed in this shareholder newsletter contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this shareholder newsletter, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.